Exhibit 10.8

EXECUTION VERSION

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT is made effective the 7th day of June, 2017 by and between NAVIOS MARITIME CONTAINERS INC., a corporation duly organized and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 (“NMCI”) and NAVIOS SHIPMANAGEMENT INC., a company duly organized and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MII96960 (“NSM”).

WHEREAS:

A.	Navios Maritime Containers owns vessels and requires certain administrative support services for the operation of its fleet; and

B.	Navios Maritime Containers wishes to engage NSM to provide and/or arrange such administrative support services to Navios Maritime Containers on the terms set out herein.

NOW THEREFORE, the parties agree that, in consideration for NSM providing the administrative support services set forth in Schedule A to this Agreement (the “Services”), and subject to the Terms and Conditions set forth in Article I attached hereto, Navios Maritime Containers shall pay to NSM for the costs and expenses (excluding out-of-pocket expenses) reasonably incurred by NSM in the manner provided for in Schedule B to this Agreement (the “Costs and Expenses”).

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized signatories with effect on the date first above written.

NAVIOS MARITIME CONTAINERS INC.

By:	/s/ Angeliki Frangou
	Name:	Angeliki Frangou
	Title:	Chairman of the Board and
Chief Executive Officer

NAVIOS SHIPMANAGEMENT INC.

By:	/s/ Anna Kalathaki
	Name:	Anna Kalathaki
	Title:	Director / Treasurer

[Signature Page to Administrative Services Agreement]

ARTICLE I.

TERMS AND CONDITIONS

Section 1. Definitions. In this Agreement, the term:

“Additional Vessels” means any other vessel of similar size and type the management of which, after its acquisition by Navios Maritime Containers, may be entrusted from time to time to NSM. Any such Additional Vessel for the purpose of this Agreement shall also be referred to herein as Vessels;

“Agreement” means this Administrative Services Agreement, as it may be amended, modified, or supplemented from time to time.

“Change of Control” means with respect to any entity, an event in which securities of any class entitling the holders thereof to elect a majority of the members of the board of directors or other similar governing body of the entity are acquired, directly or indirectly, by a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended), except Navios Maritime Partners L.P., Navios Maritime Holdings and Angeliki Frangou, who did not immediately before such acquisition own securities of the entity entitling such person or group to elect such majority (and for the purpose of this definition, any such securities held by another person who is related to such person shall be deemed to be owned by such person); provided, however, that, notwithstanding the foregoing, the Conversion Transaction shall not constitute a “Change of Control” for purposes hereof;

“Closing Date” means the date of the closing of the initial offering of the common shares of NMCI on the N-OTC exchange.

“Compensation” means wages, vacation pay, bonus and any other amounts approved by Navios Maritime Containers and payable to the Staff.

“Containers Group” means Navios Maritime Containers, the General Partner and subsidiaries of Navios Maritime Containers;

“Conversion Transaction” means an exchange offer of limited partner interests, or common units representing limited partner interests, in NMCLP, for common shares of NMCI, as a result of which exchange offer NMCLP succeeds to all or substantially all of the assets, liabilities, rights and obligations of NMCI.

“Costs and Expenses” has the meaning set forth in the recitals to this Agreement;

“Due Date” has the meaning set forth on Schedule B to this Agreement;

“Equityholders” means holders of common shares of (or, following the Conversion Transaction, common units of or limited partner interests in) Navios Maritime Containers;

“General Partner” means Navios Maritime Holdings Inc., a Marshall Islands corporation, or a wholly-owned subsidiary thereof, and its successors and permitted assigns that are admitted to NMCLP as general partner of NMCLP, in its capacity as general partner of NMCLP;

“LIBOR” means the London Interbank Offered Rate;

“Limited Partnership Agreement” means the Agreement of Limited Partnership of NMCLP, as from time to time amended;

“Navios Maritime Containers” means NMCI, prior to the Conversion Transaction, and NMCLP, after the Conversion Transaction;

“NMCLP” means Navios Maritime Containers L.P., a Marshall Islands limited partnership;

“NSM” has the meaning set forth in the recitals to this Agreement;

“Services” has the meaning set forth in the recitals to this Agreement;

“Staff” means the individuals hired by NSM in the course of performing its obligations under this Agreement; and

“Vessels” means all vessels that are in the ownership of Navios Maritime Containers on the date of this Agreement and the Additional Vessels.

Section 2. General. NSM and Navios Maritime Containers will share in certain responsibilities and allocate such responsibilities among each other as described in this Agreement. With respect to allocation of responsibilities regarding the Staff (as defined in Section 1), NSM will retain the authority to hire, promote, terminate, discipline and reassign the Staff. Navios Maritime Containers will, however, retain sufficient direction over the Staff as necessary to conduct their business and without which Navios Maritime Containers would be unable to conduct its business, discharge any fiduciary responsibility that it may have, or comply with any applicable license, regulatory or statutory requirements of Navios Maritime Containers. Navios Maritime Containers’ authority includes the right to accept and cancel the assignment of any Staff. Further, Navios Maritime Containers retains full responsibility for it business, products, and services and any actions by any third-party, contractor, independent contractor or non-Staff employee. NSM shall provide all or such portion of the Services, in a commercially reasonable manner, as Navios Maritime Containers may from time to time direct, all under the supervision of Navios Maritime Containers.

Section 3. Covenants. During the term of this Agreement NSM shall:

(a) diligently provide the Services to Navios Maritime Containers as an independent contractor, and be responsible to Navios Maritime Containers for the due and proper performance of same;

(b) at the request and under the direction of Navios Maritime Containers, hire and retain at all times the qualified Staff so as to maintain a level of expertise sufficient to provide the Services set forth on Schedule A to this Agreement. NSM is responsible to pay the Compensation and to report compensation information and remit applicable tax and social security payments to the respective authorities; and

(c) keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Services in accordance with established general commercial practices and in accordance with United States generally accepted accounting principles, and allow Navios Maritime Containers and its representatives and its auditors to audit and examine such books, records and accounts at any time during customary business hours.

Section 4. Non-exclusivity. NSM may provide services of a nature similar to the Services to any other person. There is no obligation for NSM to provide the Services to Navios Maritime Containers on an exclusive basis.

Section 5. Confidential Information. NSM shall be obligated to keep confidential, both during and after the term of this Agreement, all information it has acquired or developed in the course of providing Services under this Agreement, except to the extent disclosure of such information is required by applicable law including, without limitation, applicable securities laws. Navios Maritime Containers shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by NSM of this obligation. NSM shall not resist such application for relief on the basis that Navios Maritime Containers has an adequate remedy at law, and NSM shall waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 6. Payment of Costs and Expenses. In consideration for NSM providing the Services, Navios Maritime Containers shall pay to NSM the Costs and Expenses (excluding out-of-pocket expenses) in the manner provided in Schedule B to this Agreement.

Section 7. General Relationship Between the Parties. The relationship between the parties is that of independent contractor. The parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture or employee relationship between NSM and any one or more of Navios Maritime Containers or any member of the Containers Group. NSM will carry out the Services in respect of the Vessels as agents for and on behalf of Navios Maritime Containers.

Section 8. Indemnity. Navios Maritime Containers shall indemnify and hold harmless NSM and its employees and agents against all actions, proceedings, claims, demands or liabilities whatsoever and howsoever arising which may be brought against them arising out of, relating to or based upon this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under or relating to the environmental laws, regulations or conventions of any jurisdiction, or otherwise relating to pollution of the environment, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling same; provided however that such indemnity shall exclude any and all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to the fraud, gross negligence or willful misconduct of NSM or its employees or agents.

Section 9. NO CONSEQUENTIAL DAMAGES. NEITHER NSM NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY NAVIOS MARITIME CONTAINERS, OR FOR PUNITIVE DAMAGES, WITH RESPECT TO ANY TERM OR THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, FRAUD, MISREPRESENTATION AND OTHER TORTS.

Section 10. Term and Termination. This Agreement is effective as of the Closing Date and shall have an initial term of five (5) years, which shall be automatically renewed for a period of other five (5) years, unless terminated by either party hereto on not less than one hundred and twenty (120) days’ notice if:

(a) in the case of Navios Maritime Containers, there is a Change of Control of NSM;

(b) in the case of NSM, there is a Change of Control of the General Partner (but only following the Conversion Transaction) or Navios Maritime Containers;

(c) the other party breaches this Agreement in any material respect which remains unremedied;

(d) a receiver is appointed for all or substantially all of the property of the other party;

(e) an order is made to wind-up the other party;

(f) a final judgment, order or decree which materially and adversely affects the ability of the other party to perform this Agreement shall have been obtained or entered against that party and such judgment, order or decree shall not have been vacated, discharged or stayed; or

(g) the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced.

At any time after the first anniversary of this Agreement, this Agreement may be terminated by either party hereto on not less than three hundred and sixty-five (365) days’ notice for any reason other than any of the reasons set forth in the immediately preceding paragraph.

Section 11. Costs and Expenses Upon Termination; Rights Upon Termination. Upon termination of this Agreement in accordance with Section 10 hereof, Navios Maritime Containers shall be obligated to pay to NSM any and all amounts payable pursuant to Section 6 hereof for Services provided prior to the time of termination and the provisions of Sections 5, 7, 8, 9, and 13–20 shall survive any such termination.

Section 12. Surrender of Books and Records. Upon termination of this Agreement, NSM shall forthwith surrender to Navios Maritime Containers any and all books, records, documents and other property in the possession or control of NSM relating to this Agreement and to the business, finance, technology, trademarks or affairs of Navios Maritime Containers and any member of the Containers Group and, except as required by law (including securities laws and regulations), shall not retain any copies of same.

Section 13. Force Majeure. Neither party shall be liable for any failure to perform any of their obligations hereunder by reason of any of the following force majeure events provided the party has made all reasonable efforts to avoid, minimize or prevent the effect of such event:

a)	acts of God;

b)	any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

c)	riots, civil commotion, blockades or embargoes;

d)	epidemics;

e)	earthquakes, landslides, floods or other extraordinary weather conditions;

f)	fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure;

g)	government requisition;

h)	strikes, lockouts or other industrial action, unless limited to the employees (which shall not in respect of the Manager, include the crew) of the party seeking to invoke force majeure; or

i)	any other similar cause beyond the reasonable control of either party.

Section 14. Entire Agreement. This Agreement forms the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous agreements, written or oral, with respect to the subject matter hereof.

Section 15. Severability. If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

Section 16. Currency. Unless stated otherwise, all currency references herein are to United States Dollars.

Section 17. Law and Arbitration. This Agreement shall be governed by the laws of England. Any dispute under this Agreement shall be put to arbitration in England, a jurisdiction to which the parties hereby irrevocably submit.

Save as after mentioned, the reference shall be to three arbitrators, one to be appointed by each party and the third by the two arbitrators so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) calendar days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) calendar days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

Section 18. Notice. Notice under this Agreement shall be given (via hand delivery or facsimile) as follows:

If to Navios Maritime Containers:

C/O Navios Maritime Holdings

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Attn: Villy Papaefthymiou

Fax: +(30) 210 453-2070

If to NSM:

85 Akti Miaouli Street

Piraeus, Greece 185 38

Attn: Anna Kalathakis

Fax: +(30) 210 417-2070

Section 19. Assignment; Succession. NSM shall not assign this Agreement to any party that is not a subsidiary or affiliate of NSM except upon the written consent of Navios Maritime Containers; provided for the avoidance of doubt that NMCLP may succeed to the rights and obligations of NMCI hereunder in connection with the Conversion Transaction by executing a joinder in the form of Exhibit A hereto.

Section 20. Waiver. The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

Section 21. Counterparts. This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

Exhibit A

Joinder

Reference is hereby made to the Administrative Services Agreement, entered into as of June 7, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Administrative Services Agreement”), among Navios Maritime Containers Inc., a Marshall Islands corporation (“NMCI”) and Navios ShipManagement Inc., a Marshall Islands corporation (“NSM”). Unless otherwise defined herein, terms defined in the Administrative Services Agreement and used herein shall have the meanings given to them in the Administrative Services Agreement.

In accordance with Section 19 of the Administrative Services Agreement, Navios Maritime Containers L.P., a Marshall Islands limited partnership, by its signature below, becomes a party to the Administrative Services Agreement, and agrees to all the terms, conditions, covenants and other provisions thereof with the same force and effect as if originally named therein.

This Joinder shall be subject to and governed by the laws of the State of New York.

NAVIOS MARITIME PARTNERS L.P.

By:
	Name:	Angeliki Frangou
	Title:	Chairman of the Board and
Chief Executive Officer

Address for Notice:
85 Atki Miaouli Street
Piraeus, Greece 185 38
Phone: +30 (210) 417-2050
Fax: +30 (210) 453-1984
Attention: Villy Papaefthymiou

A-1

SCHEDULE A

SERVICES

NSM shall provide the following administrative support services (the “Services”) to Navios Maritime Containers, at the request and under the direction of Navios Maritime Containers:

(a) Keep and maintain at all times books, records and accounts which shall contain particulars of receipts and disbursements relating to the assets and liabilities of Navios Maritime Containers and such books, records and accounts shall be kept pursuant to normal commercial practices that will permit Navios Maritime Containers to prepare or cause to be prepared financial statements in accordance with U.S. generally accepted accounting principles and in each case shall also be in accordance with those required to be kept by Navios Maritime Containers under applicable United States federal and applicable securities laws and regulations and as Navios Maritime Containers is required to keep and file under applicable foreign taxing regulations and the U.S. Internal Revenue Code and the regulations applicable with respect thereto, all as amended from time to time;

(b) Prepare all such returns, filings and documents, for review and approval by Navios Maritime Containers as may be required under the Limited Partnership Agreement or any other governing documents of Navios Maritime Containers as well as such other returns, filings, documents and instruments as may from time to time be requested or instructed by Navios Maritime Containers; and file such documents, as applicable, as directed by Navios Maritime Containers with the relevant authorities;

(c) Provide, or arrange for the provision of, advisory services to Navios Maritime Containers with respect to Navios Maritime Containers’ obligations under applicable securities laws and regulations in the United States and any applicable foreign jurisdictions and assist Navios Maritime Containers in arranging for compliance with continuous disclosure obligations under applicable securities laws and regulations and the rules and regulations of the any securities exchange upon which Navios Maritime Containers’ securities are listed or any market where Navios Maritime Containers’ securities are traded, including the preparation for review, approval and filing by Navios Maritime Containers of reports and other documents with all applicable regulatory authorities, provided that nothing herein shall permit or authorize NSM to act for or on behalf of Navios Maritime Containers in its relationship with regulatory authorities except to the extent that specific authorization may from time to time be given by Navios Maritime Containers;

(d) Provide, or arrange for the provision of, advisory, clerical and investor relations services to assist and support Navios Maritime Containers in its communications with its Equityholders, including in connection with disclosures that may be required for regulatory compliance to its Equityholders and the wider financial markets, as Navios Maritime Containers may from time to time request or direct, provided that nothing herein shall permit or authorize NSM to determine the content of any such communications by Navios Maritime Containers to its Equityholders and the wider financial markets;

(e) At the request and under the direction of Navios Maritime Containers, handle, or arrange for the handling of, all administrative and clerical matters in respect of (i) the call and arrangement of all meetings of the Equityholders pursuant to the Limited Partnership Agreement or any other governing documents of Navios Maritime Containers, (ii) the preparation of all materials (including notices of meetings and information circulars) in respect thereof and (iii) the submission of all such materials to Navios Maritime Containers in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that Navios Maritime Containers has full opportunity to review, approve, execute and return them to NSM for filing or mailing or other disposition as Navios Maritime Containers may require or direct;

(f) Provide, or arrange for the provision of, or secure sufficient and necessary office space, equipment and personnel including all accounting, clerical, secretarial, corporate and administrative services as may be reasonably necessary for the performance of Navios Maritime Containers’ business;

(g) Arrange for the provision of such audit, accounting, legal, insurance and other professional services as are reasonably required by Navios Maritime Containers from time to time in connection with the discharge of its responsibilities under the Limited Partnership Agreement or any other governing documents of Navios Maritime Containers, to the extent such advice and analysis can be reasonably provided or arranged by NSM, provided that nothing herein shall permit NSM to select the auditor of Navios Maritime Containers, which shall be selected in accordance with the provisions for the appointment of the auditor pursuant to the Limited Partnership Agreement or any other governing documents of Navios Maritime Containers or as otherwise be required by law governing Navios Maritime Containers, or to communicate with the auditor other than in the ordinary course of making such books and records available for review as the auditors may require and to respond to queries from the auditors with respect to the accounts and statements prepared by, or arranged by, NSM, and in particular NSM will not have any of the authorities, rights or responsibilities of the audit committee of Navios Maritime Containers, but shall provide, or arrange for the provision of, information to such committee as may from time to time be required or requested; and provided further that nothing herein shall entitle NSM to retain legal counsel for Navios Maritime Containers unless such selection is specifically approved by NSM;

(h) Provide, or arrange for the provision of, such assistance and support as Navios Maritime Containers may from time to time request in connection with any new or existing financing for, or other commercial relationships for, Navios Maritime Containers, such assistance and support to be provided in accordance with the direction, and under the supervision of Navios Maritime Containers;

(i) Provide, or arrange for the provision of, such administrative and clerical services as may be required by Navios Maritime Containers to support and assist Navios Maritime Containers in considering any future acquisitions or divestments of assets of Navios Maritime Containers or other commercial transactions and the integration of any assets or businesses acquired by the Navios Maritime Containers, all under the direction and under the supervision of Navios Maritime Containers;

(j) Provide, or arrange for the provision of, such support and assistance to Navios Maritime Containers as Navios Maritime Containers may from time to time request in connection with any future offerings of equity or debt securities that Navios Maritime Containers may at any time determine is desirable for Navios Maritime Containers, all under the direction and supervision of Navios Maritime Containers;

(k) Provide, or arrange for the provision of, at the request and under the direction of Navios Maritime Containers, such communications to the transfer agent for Navios Maritime Containers as may be necessary or desirable;

(1) Prepare and provide, or arrange for the preparation and provision of, regular cash reports and other accounting information for review by Navios Maritime Containers, so as to permit and enable Navios Maritime Containers to make all determinations of financial matters required to be made pursuant to the Limited Partnership Agreement or any other governing documents of Navios Maritime Containers, including the determination of amounts available for distribution by Navios Maritime Containers to its Equityholders, and to assist Navios Maritime Containers in making arrangements with the transfer agent for Navios Maritime Containers for the payment of distributions to the Equityholders in accordance with the Limited Partnership Agreement or any other governing documents of Navios Maritime Containers;

(m) Provide, or arrange for the provision of, such assistance to Navios Maritime Containers as Navios Maritime Containers may request or direct with respect to the performance of the obligations to the Equityholders under the Limited Partnership Agreement or any other governing documents of Navios Maritime Containers and to provide monitoring of various obligations and rights under agreements entered into by Navios Maritime Containers and provide advance reports on a timely basis to Navios Maritime Containers advising of steps, procedures and compliance issues under such agreements, so as to enable Navios Maritime Containers to make all such decisions as would be necessary or desirable thereunder;

(n) Provide, or arrange for the provision of, such additional administrative and clerical services pertaining to Navios Maritime Containers, the assets and liabilities of Navios Maritime Containers and the Equityholders and matters incidental thereto as may be reasonably requested by Navios Maritime Containers from time to time;

(o) Negotiate and arrange, at the request and under the direction of Navios Maritime Containers, for interest rate swap agreements, foreign currency contracts, forward exchange contracts and any other hedging arrangements;

(p) Provide, or arrange for the provision of, information technology services;

(q) Maintain, or arrange for the maintenance of, Navios Maritime Containers’ and Navios Maritime Containers’ subsidiaries’ existence and good standing in necessary jurisdictions;

(r) Negotiate, at the request and under the direction of Navios Maritime Containers, loan and credit terms with lenders and monitor and maintain compliance therewith;

(s) Provide, or arrange for the provision of, at the request and under the direction of Navios Maritime Containers, cash management and services, including assistance with preparation of budgets, overseeing banking services and bank accounts and arranging for the deposit of funds; and

(t) Monitor the performance of investment managers.

Because Navios Maritime Containers controls its business affairs, it acknowledges that NSM is not responsible for any loss of revenue or business, any loss due to misuse, destruction, misappropriation, theft, conversion, or embezzlement of person, real or intellectual property of Navios Maritime Containers or is customers.

Navios Maritime Containers and NSM acknowledge that Navios Maritime Containers is the owner of all intellectual property, documents, reports, financial statements and correspondence that come as a result of the Services provided above.

SCHEDULE B

COSTS AND EXPENSES

Within thirty (30) days after the end of each month, NSM shall submit to Navios Maritime Containers an invoice for all Costs and Expenses (excluding out-of-pocket expenses) in connection with the provision of the Services listed in Schedule A by NSM to Navios Maritime Containers for such month. Each statement will contain such supporting detail as may be reasonably required to validate such amounts due.

Navios Maritime Containers shall make payment within fifteen (15) days of the date of each invoice (any such day on which a payment is due, the “Due Date”). All invoices for Services are payable in U.S. dollars. All amounts not paid within 10 days after the Due Date shall bear interest at the rate of 1.00% per annum over US$ LIBOR from such Due Date until the date payment is received in full by NSM.

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